EXHIBIT 99.1

American Energy Production Inc. Announces SEC Order

MINERAL WELLS, Texas, September 30, 2008 /PRNewswire-FirstCall/ -- American Energy Production Inc. (OTC Bulletin Board: AENP) announced today that the United States Securities and Exchange Commission announced the issuance of an Order Instituting Cease-and-Desist and Exemption Suspension Proceedings, Making Findings, Imposing a Cease-and-Desist Order, and Permanently Suspending the Regulation E Exemption Pursuant to Section 9(f) of the Investment Company Act of 1940 and Rule 610(c) of Regulation E (Order) against the Company. The Order finds that the Company had, among other things, issued senior securities without the required asset coverage, issued rights to purchase securities without expiration to non-security holders, issued prohibited non-voting stock, issued securities for services, failed to make and keep required records; and failed to establish a majority of disinterested directors on its board. As a result, the Company violated Sections 18(a), 18(d), 18(i), 23(a), 31(a)(1), and 56(a) respectively, of the Investment Company Act and Investment Company Act Rule 31a-1. In addition, the Company failed to obtain a fidelity bond as required under Section 17(g) of the Investment Company Act and Rule 17g-1 thereunder, and failed to implement a compliance program as required under Investment Company Act Rule 38a-1. Finally, the Company failed to comply with Rule 609 of Regulation E because it did not file offering status reports on Form 2-E in connection with a securities offering under Regulation E commenced in January 2004.

Based on the above, the Order permanently suspends the Regulation E exemption and orders the Company to cease and desist from committing or causing any violations and any future violations of Sections 17(g), 18(a), 18(d), 18(i), 23(a), 31(a)(1) and 56(a) of the Investment Company Act and Rules 17g-1, 31a-1, and Rule 38a-1 thereunder. The Company consented to the issuance of the Order without admitting or denying any of the findings.

Charles Bitters, President of American Energy Production Inc., stated, "We are very pleased that this stage in our Company as a Business Development Company is behind us and that we can now fully focus as an operating oil and gas company to enhance our shareholder's value. Additionally, we are pleased that as a result of the Order, the Company did not incur any fines or other penalties, and no action will be taken against any individuals."

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" and are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the result, performance, or expectations expressed or implied by such forward-looking statements.

Contact:

Charles Bitters
210-410-8158
http://www.americanenergyproduction.com
or
Oil America Group Inc.
Joe Christopher
972-386-0601
Jchristopher@oilamericagroup.com